UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Texas Avenue Suite 3100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 659-1361

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors’ Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On December 15, 2006, the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) elected Mr. John M. Deutch as a director and to serve as a member of the Board’s Audit Committee and Compensation Committee, as well as the Section 162(m) Subcommittee of the Company’s Compensation Committee. Mr. Deutch was granted 25,000 fully vested stock options with a term of ten years. The exercise price of the stock options is $28.22, the closing price of the Company’s common stock as reported on the American Stock Exchange on the date of grant. In addition, Mr. Deutch will receive compensation of $50,000 for the term of service from December 15, 2006 through May 2007, payable in 2,362 shares of the Company’s restricted stock. The number of shares of restricted was determined based on the closing price of the Company’s common stock as reported on the American Stock Exchange on December 15, 2006 (the “Date of Grant”), discounted by 25%. Vesting will occur for one-third of the restricted shares on each anniversary of the Date of Grant beginning on the first anniversary of the Date of Grant.

A summary of the compensation awarded to Mr. Deutch is attached hereto as Exhibit 10.1, which is incorporated by reference. On December 15, 2006, the Company issued a press release regarding the election of Mr. Deutch as a new director, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

10.1	Summary of Compensation to Non-Employee Director (filed herewith)

99.1	Press Release, dated December 15, 2006 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: December 20, 2006	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Summary of Compensation to Non-Employee Director (filed herewith)

99.1	Press Release, dated December 15, 2006 (filed herewith)